EXHIBIT 10.37

111 Duke Street, Suite 5000
Montréal, Québec, H3C 2M1 Canada
T 514-875-2160 resolutefp.com

May 30, 2016

Mr. Steve Boniferro
594 Red Pine Drive
Sault Ste-Marie
Ontario (ON) p6A 5K6

Re: Terms and Conditions of Employment between Steve Boniferro and Resolute FP Canada Inc.

Dear Mr. Boniferro,

I am pleased to confirm our offer of employment for the position of Senior Vice President, Human Resources, at Resolute Forest Products under my supervision. This position is based in Montreal. The terms and conditions of this offer are described below.

Date of Nomination
Your nomination will come into effect on June 1, 2016.
Annual Base Salary
As of your date of hire, your base salary will be at an annual rate of CAN$320,000, payable in semi-monthly installments less applicable deductions. The semi-monthly installments will be deposited directly into your personal bank account.

Position Classification
Your position will be classified in Grade 43 of our Job/Salary Structure.

Short Term Incentive Plan
Effective on your date of nomination, you will be eligible to short term incentive plans adopted by the Company from time to time. For 2016, the target incentive for your salary grade will be 100% of your annual base salary, prorated to your date of nomination.

Please note that the total payout under our short term incentive plans cannot exceed 7% of the Company’s generated free cash flow in the relevant performance year.

Long Term Incentive Plan
You will also be eligible to participate in Resolute’s Long-Term Incentive Plan (the “LTIP”) and to receive grants under such plan as determined by the Board of Directors from time to time, at its discretion. For 2016 and subject to Board approval, you will be eligible for an annual grant equivalent to 125% of your annual base salary.

Please note that pursuant to the Company’s stock ownership guidelines, you will be required to own the equivalent of 2,5 time your base salary in Company stock or stock equivalent.

111 Duke Street, Suite 5000
Montréal, Québec, H3C 2M1 Canada
T 514-875-2160 resolutefp.com

Annual Medical Examination
You and your spouse will be eligible to an annual medical examination with Medisys Health Group Inc.
This is considered a taxable benefit.

As a member of the Senior Executive Team, you will benefit from Medisys One, a 24-hour concierge service that combines comprehensive annual health assessment, round-the-clock support and personalized, proactive healthcare management.

Location
The Company will provide you a corporate housing near the company’s corporate headquarters.

Annual Lump Sum
You will be eligible to an annual lump sum in the amount of CAN$12,000 which can be used for various expenses such as preparing your taxes, membership clubs, etc. This amount is a taxable benefit.

All other terms and conditions of your employment remain unchanged.

We are convinced that your knowledge, experience and skills will continue to be an asset for our Company, and we look forward to working with you.

If you have any questions about this offer, please let us know by communicating with Isabel Pouliot, Vice President Human Resources, Corporate Compensation and Services. I look forward to your formal acceptance of this offer, and ask that you sign and return a copy to confirm your acceptance.

Richard Garneau
President and CEO

I have read the herein letter and hereby accept these terms and conditions.

___________________________________            ____________________
Steve Boniferro                 Date

/mg

Enclosures
cc: Employee File